Press Release

April 20, 2012

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2012

LCNB Corp. (LCNB) today announced net income of $2,277,000 (total basic and diluted earnings per share of $0.34) for the three months ended March 31, 2012.  Commenting on 2012 earnings, LCNB CEO Steve Wilson stated, “Despite a weak economy, LCNB’s financial results for the first quarter of 2012 were strong.  Net income from continuing operations increased 54.1% over results from the first quarter 2011, while total deposits increased 1.8% since December 31, 2011.  Our success allowed us to maintain a quarterly dividend to shareholders of $0.16 per share.”

Net income of $2,277,000 for the first quarter 2012 compares to net income from continuing operations for the first quarter 2011 of $1,478,000 (total basic and diluted earnings per share of $0.22).  Income increased due to increases in net interest income and non-interest income and decreases in the provision for loan losses and non-interest expense.  Net income in 2011 included income from discontinued operations of $824,000, which consisted of a gain recognized on the sale of LCNB’s insurance agency subsidiary, Dakin Insurance Agency, Inc., less certain related closing costs, taxes, and a curtailment expense recognized in LCNB’s nonqualified defined benefit retirement plan due to the sale.

Net loan charge-offs for the first quarter 2012 and 2011 totaled $256,000 and $374,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,174,000 or 0.69% of total loans at March 31, 2012, compared to $3,707,000 or 0.80% of total loans at December 31, 2011.  The decrease was primarily due to the foreclosure of a non-accrual commercial real estate loan during the first quarter 2012.  Consequently, other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets increased from $1,642,000 at December 31, 2011 to $2,091,000 at March 31, 2012.

Net interest income for the first quarter 2012 was $51,000 greater than results for the first quarter 2011 primarily due to an increase in average interest earning assets, partially offset by a decrease in the net interest margin.

Non-interest income for the first quarter 2012 was $421,000 greater than the comparable period in 2011 primarily due to increases in trust income and gains recognized on the sale of investment securities and mortgage loans.

Non-interest expense for the first quarter 2012 was $337,000 less than the comparable period in 2011 primarily due to decreases in FDIC insurance premiums and in other expenses.  The decrease in other expenses in 2012 reflects the absences of a loss on a standby letter of credit and certain environmental remediation costs recognized during the first quarter 2011.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.